AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

TO:	Bluerock Credit Fund Advisor, LLC 919 Third Avenue, 40th Floor

New York, NY 10022

Dear Sirs:

Effective as of January 1, 2025, between Bluerock High Income Institutional Credit Fund (the “Fund”) herewith confirms our agreement with Bluerock Credit Fund Advisor, LLC (hereinafter referred to as the “Advisor” or “you”).

The Fund is a Delaware statutory trust engaging in the business of a continuously offered, closed-end management investment company that is operated as an interval fund.

You have been selected to act as the investment manager of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

1.	ADVISORY SERVICES

Subject to the supervision of the Board of Trustees of the Fund (the “Board”), you will provide or arrange to be provided to the Fund such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund's investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund's assets to be held uninvested, subject always to the Fund's investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Fund as the Board may request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Fund.

You shall provide at least sixty (60) days’ prior written notice to the Fund of any change in the ownership or management of the Advisor, or any event or action that may constitute a change in control. You shall provide prompt notice to the Fund of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

2.	USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved and ratified (i) by the Board including a majority of the trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the Investment Company Act of 1940, as amended (the “Act”), by the Securities and Exchange Commission (the “SEC”) or its staff, by vote of the holders of a majority of the outstanding voting securities of the Fund (unless the Fund has obtained an exemption from the provisions of Section 15(a) of the Act). Any such delegation shall not relieve you from any liability hereunder.

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3.	ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation and expenses of any persons rendering any services to the Fund who are directors, officers, employees, members or stockholders of your limited liability company and will make available, without expense to the Fund, the services of such of your employees as may duly be elected trustees or officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law. Notwithstanding the foregoing, the Fund will pay the compensation and expenses of the Fund’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with you or a sub-adviser upon approval of such CCO and the compensation by the Board. The compensation and expenses of any trustees, officers and employees of the Fund who are not directors, officers, employees, members or stockholders of your corporation or limited liability company will be paid by the Fund. You will pay all advertising, promotion and other distribution expenses incurred in connection with the Fund's shares to the extent such expenses are not permitted to be paid by the Fund under any distribution expense plan or any other permissible arrangement that may be adopted in the future.

The Fund will be responsible for the payment of all operating expenses of the Fund, including, but not limited to, offering expenses; the compensation and expenses of any employees of the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses related to research and risk management; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders' meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund's shares that the Fund is authorized to pay pursuant to with any servicing plan; and all other operating expenses not specifically assumed by you. The Fund will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Fund's Trustees and officers with respect thereto.

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You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4.	COMPENSATION OF THE ADVISER

For all of the services to be rendered as provided in this Agreement, the Fund will pay you a fee consisting of two components - a base management fee and an incentive fee. With respect to the base management fee, on a monthly basis, the Fund will pay you a fee based on the average value of the daily net assets of the Fund and paid at an annual rate of 1.25%.

The Fund will pay you an incentive fee, which will be calculated and payable quarterly in arrears in an amount equal to 12.50% of the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter. The incentive fee will be subject to a hurdle rate, expressed as a rate of return on the Fund’s net assets, equal to 1.875% per quarter (or an annualized hurdle rate of 7.50%), subject to a “catch-up feature,” which allows the Advisor to recover foregone incentive fees that were previously limited by the hurdle rate.1

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”), as may be amended from time to time, or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5.	EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you or any sub-adviser(s) to whom you delegate pursuant to Section 2 will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you, subject to review of this selection by the Board from time to time. You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

1 For these purposes, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Fund’s quarterly operating expenses (including the management fee, expenses reimbursed to the Advisor and any interest expenses and distributions paid on any issued and outstanding preferred shares, but excluding the incentive fee). The calculation of the incentive fee on pre-incentive fee net investment income for each quarter is as follows: (i) No incentive fee is payable in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.875% per quarter (or an annualized rate of 7.50%); (ii) 100% of the Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 2.143% (the “Catch-Up”). The Catch-Up is intended to provide the Advisor with an incentive fee of 12.50% on all of the Fund’s pre-incentive fee net investment income when its pre-incentive fee net investment income reaches 2.143% in any calendar quarter; and (iii) 12.50% of the amount of the Fund’s pre-incentive fee net investment income, if any, that exceeds 2.143% in any calendar quarter (8.571% annualized) is payable to the Advisor once the hurdle rate is reached and the Catch-Up is achieved (12.50% of all pre-incentive fee net investment income thereafter will be allocated to the Advisor).

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You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Fund and to accounts over which you exercise investment discretion. The Fund and you understand and acknowledge that, although the information may be useful to the Fund and you, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

A broker's or dealer's sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund's portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund's portfolio transactions through such broker or dealer. However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board has adopted policies and procedures under Rule 12b-l(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, you, any of your affiliates or any affiliates of your affiliates may retain compensation in connection with effecting the Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to your clients concerning the shares of the Fund, you will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6.	PROXY VOTING

All proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time will be voted in accordance with any relevant procedures adopted by the Board and deemed applicable by the Advisor to the Fund (the “Proxy Voting Procedures”). As provided in the Proxy Voting Procedures, the Board may delegate the management and administration of the proxy voting process, including the filing of the Fund’s requisite Form N-PX on an annual basis, to you or one or more sub-advisers duly appointed under Section 2 of this Agreement. Such sub-adviser(s) will vote all proxies received in accordance with the Fund’s Proxy Voting Procedures and any appropriate proxy voting procedures if delegated by the Fund, provided that you have or will provide the sub-adviser(s) with a copy of any current or future Proxy Voting Procedures.

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7.	CODE OF ETHICS

You have adopted a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 17j-l under the Act and will provide the Fund with a copy of the Code of Ethics and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board a written report that describes any issues arising under the Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-l) from violating the code.

8.	SERVICES NOT EXCLUSIVE

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.

9.	LIMITATION OF LIABILITY OF MANAGER

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Fund in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Fund and not as a trustee, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

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10.	DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date that the Fund commences investment operations, and shall continue in effect with respect to the Fund for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of such Fund or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may, on sixty (60) days written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

11.	AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund.

12.	LIMITATION OF LIABILITY TO FUND PROPERTY

It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Fund, or any shareholders of any share of the Fund, personally, but bind only the property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Fund, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund, as provided in the Declaration of Trust.

13.	SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, you agree that all record which you maintain for the Fund are the property of the Fund and you agree to surrender promptly to the Fund such records upon the Fund's request. You further agree to preserve for the periods prescribed by Rule 31a-2 under the Act all records which you maintain for the Fund that are required to be maintained by Rule 31a-1 under the Act.

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15.	QUESTIONS OF INTERPRETATION

(a)       This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(b)       For the purposes of this Agreement and except as otherwise provided herein, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16.	NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.

17.	CONFIDENTIALITY

You agree to treat all records and other information relating to the Fund and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund's portfolio holdings. You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

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18.	ENTIRE AGREEMENT AND COUNTERPARTS

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.	BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

20.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

If you agree with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

Bluerock HIGH INCOME Institutional Credit Fund

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

BLUEROCK CREDIT FUND ADVISOR, LLC

By:	/s/ Jason Emala
Name:	Jason Emala
Title:	Chief Legal Officer

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